                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1994       1995      1996      1997        1998      9/30/99
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 75,815   $ 80,777   $ 82,082  $ 81,009    $ 72,057    $ 67,621
   Interest on Other Long-term Debt. . . . . . . .   16,415     16,404     18,025    28,163      40,642      47,455
   Interest on Short-term Debt . . . . . . . . . .    3,366      5,119      3,639     4,569       4,245       5,121
   Miscellaneous Interest Charges. . . . . . . . .    3,913      5,323      7,327     6,857      11,470       9,245
   Estimated Interest Element in Lease Rentals . .    7,700      7,000      6,600     6,000       5,900       5,900
        Total Fixed Charges. . . . . . . . . . . . $107,209   $114,623   $117,673  $126,598    $134,314    $135,342

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $102,345   $115,900   $133,689  $120,514    $ 93,330    $ 97,519
   Plus Federal Income Taxes . . . . . . . . . . .   39,599     53,355     65,801    54,835      43,941      50,668
   Plus State Income Taxes . . . . . . . . . . . .    5,910      7,273     10,180     8,109       6,845       7,077
   Plus Fixed Charges (as above) . . . . . . . . .  107,209    114,623    117,673   126,598     134,314     135,342
        Total Earnings . . . . . . . . . . . . . . $255,063   $291,151   $327,343  $310,056    $278,430    $290,606

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.37       2.54       2.78      2.44        2.07        2.14